February 2007	Filed pursuant to Rule 433 dated February 21, 2007
Relating to Preliminary Terms No. 188 dated January 25, 2007 to
Registration Statement No. 333-131266

Structured Investments
Opportunities in Equities

9% SPARQS®
Mandatorily Exchangeable for Common Stock of eBay Inc.
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

P R I C I N G T E R M S – F e b r u a r y 2 1 , 2 0 0 7
Issuer:		Morgan Stanley
Maturity date:		March 20, 2008
Underlying stock:		eBay Inc. common stock (“EBAY Stock”)
Aggregate principal amount:		$17,250,000
Coupon:		9% per annum, payable quarterly beginning June 20, 2007
Exchange at maturity:		At maturity, unless previously called by the issuer, each SPARQS will be exchanged into EBAY Stock at the exchange ratio.
Exchange ratio:		0.5 shares of EBAY Stock, subject to adjustment for certain corporate events.
Issuer call right:		Beginning on September 20, 2007, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.
Yield to call:		18% per annum on the stated principal amount.
First call date:		September 20, 2007
Call notice date:		If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:		March 10, 2008
Stated principal amount:		$16.75 per SPARQS
Issue price:		$16.75 per SPARQS (see “Commissions and issue price” below).
Pricing date:		February 21, 2007
Original issue date:		February 28, 2007 (5 trading days after the pricing date)
CUSIP:		61750V667
Listing:		The SPARQS have been approved for listing on the AMEX subject to official notice of issuance. The AMEX listing symbol for the SPARQS is “EBA”. It is not possible to predict whether any secondary market for the SPARQS will develop.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per SPARQS	$16.75	$0.2722	$16.4778
	Total	$17,250,004.25	$280,325.44	$16,969,678.81

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor. The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS. Please see “Issue price” on page 4 of the preliminary terms for further details.
(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for SPARQS.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:
Preliminary Terms No. 188 dated January 25, 2007
Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006